Exhibit 4.2

CONCEPTUS, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of June 5, 2013

5.00% Convertible Senior Notes due 2031

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of June 5, 2013, between Conceptus, Inc., a Delaware corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of December 23, 2011 (such Indenture, as modified by this Supplemental Indenture, and as the same may be further modified, being hereinafter called the “Indenture”), pursuant to which the Company issued its 5.00% Convertible Senior Notes due 2031 in an aggregate principal amount of $50,040,000 (the “Notes”);

WHEREAS, the Company, Bayer HealthCare LLC (“Parent”) and Evelyn Acquisition Company (“Purchaser”) have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2013, pursuant to which, among other things, concurrently with the execution of this Supplemental Indenture, Purchaser is being merged with and into the Company, with the Company being the surviving corporation in such merger (the “Merger”);

WHEREAS, in connection with the Merger, each share of Common Stock was converted into the right to receive $31.00, payable net to the holder in cash, without interest (the “Reference Property”), subject to any withholding of taxes required by applicable law;

WHEREAS, the Merger constitutes a Merger Event under the Indenture;

WHEREAS, Section 14.07 of the Indenture provides that, prior to or at the effective time of a Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(f) of the Indenture providing for a change of the right to convert each $1,000 principal amount of Notes into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event;

WHEREAS, Section 10.01(f) of the Indenture provides, among other things, that the Company, when authorized by resolutions of the Board of Directors of the Company (the “Board of Directors”) and the Trustee, may enter into an indenture or indentures supplemental to the Indenture to make a change that does not adversely affect the rights of any Holder;

WHEREAS, the Board of Directors has duly authorized this Supplemental Indenture by resolutions adopted on April 28, 2013, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate described in Sections 10.05 and 14.07(b) of the Indenture and an Opinion of Counsel described in Section 10.05 of the Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Conversion of Notes into the Reference Property. In accordance with and subject to Section 14.07 of the Indenture, as a result of the Merger, each $1,000 in principal amount of Notes is, from and after the Effective Time, convertible in accordance with the terms of the Indenture into the right to receive the amount of cash that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger would have owned or been entitled to receive upon the Merger. For all conversions that occur after the effective time of the Merger in accordance with and subject to Article 14 of the Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the Indenture), multiplied by the price paid per share of Common Stock in the Merger and (ii) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the third Business Day immediately following the Conversion Date.

Section 2.02. Addresses for Notices, Etc. Section 17.03 of the Indenture is hereby amended by deleting the first paragraph thereof and replacing it with the following:

Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box, or telecopied, addressed (until another address is filed by the Company with the Trustee) to Conceptus,

Inc., 331 E. Evelyn Avenue, Mountain View, CA 94041, Attention: General Counsel, facsimile (650) 962-5107, with electronic copy to Tracy Spagnol, at tracy.spagnol@bayer.com, and Dan Cella, at daniel.cella@bayer.com. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Effect of this Supplemental Indenture. From the date hereof, the Indenture shall be and be deemed to be modified and amended in accordance herewith, and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders shall hereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 3.02. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.03. Notice of Supplemental Indenture. In accordance with Section 14.07(b) of the Indenture, the Trustee will, on the Company’s behalf, mail notice of the execution of this Supplemental Indenture to each Holder, at its address appearing on the Note Register provided for in the Indenture, within 20 days after execution hereof. Failure to deliver such notice shall not affect the legality or validity of this Supplemental Indenture.

Section 3.04. Provisions Binding on Company’s Successors. All the covenants and agreements of the Company contained in this Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 3.05. Official Acts by Successor Company. Any act or proceeding by any provision of this Supplemental Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 3.06. Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAWS OR CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

Section 3.07. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder or the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 3.08. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.10. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.11. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

CONCEPTUS, INC.

By:	/s/ Gregory E. Lichtwardt
	Name:	Gregory E. Lichtwardt
	Title:	Executive Vice President and Chief Financial Officer

[Signature Pages to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
	Name:	Michael Tu
	Title:	Assistant Vice President

[Signature Pages to Supplemental Indenture]